Filed Pursuant to Rule 433
Registration Statement No. 333-163365

Pricing Term Sheet
The Bank of Kentucky Financial Corporation
1,535,294 Shares of Common Stock

This term sheet to the preliminary prospectus supplement dated November 16, 2010 and the investor presentation dated November 16, 2010 should be read together with the preliminary prospectus supplement and the investor presentation before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement and the investor presentation to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	The Bank of Kentucky Financial Corporation

Symbol / Exchange:	BKYF / The NASDAQ Global Market

Shares offered before overallotment option:	1,535,294 shares of common stock

Maximum number of shares to be sold in overallotment:	230,294 shares of common stock

Maximum number of shares to be sold in the offering, including the overallotment:	If the underwriters exercise their overallotment option in full, the total number of shares offered by the issuer will be 1,765,588

Price to public:	$17.00 per share of common stock

Underwriting discount:	5.50%

Net proceeds to issuer:	$24,439,498 (after deducting underwriting discounts and estimated net offering expenses) assuming no exercise of the overallotment option

Last reported sale price (November 16, 2010):	$18.49

Pricing date:	November 17, 2010

Closing date:	November 22, 2010

Underwriter:	Robert W. Baird & Co. Incorporated

The issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling Robert W. Baird & Co. Incorporated at (800) 792-2473.